                                                                    EXHIBIT 2.13

                            ASSET PURCHASE AGREEMENT

                                 By and Between

                                  NETZEE, INC.

                             (A Georgia Corporation)

                                       And

                          HOMECOM COMMUNICATIONS, INC.

                            (A Delaware Corporation)

                                   Dated as of

                                 March 15, 2001

                                TABLE OF CONTENTS

                                                                                                               Page

SECTION 1. SALE AND PURCHASE......................................................................................6

SECTION 2. ASSUMPTION OF CONTRACTS BY THE PURCHASER...............................................................6

SECTION 3. PURCHASE PRICE AND PAYMENT.............................................................................7
         (a)      Generally.......................................................................................7
         (b)      Delayed Payment.................................................................................7

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER...............................................................7
         (a)      Corporate Existence.............................................................................7
         (b)      Corporate Power; Authorization; Enforceable Obligations.........................................7
         (c)      No Conflict.....................................................................................7
         (d)      Required Government Consents....................................................................7
         (e)      Required Contract Consents......................................................................8
         (f)      Assigned Contracts..............................................................................8
         (g)      Title to Assets.................................................................................8
         (h)      Condition of Equipment; Adequacy of Assets......................................................8
         (i)      Intellectual Property...........................................................................8
                  (i)      Ownership..............................................................................8
                  (ii)     Procedures for Copyright Protection....................................................8
                  (iii)    Procedures for Trade Secret Protection.................................................8
                  (iv)     Ownership of Software..................................................................9
                  (v)      Absence of Claims......................................................................9
                  (vi)     Adequacy of Technical Documentation....................................................9
                  (vii)    Third-Party Components in Software.....................................................9
                  (viii)   Third-Party Interests or Marketing Rights in Software..................................9
         (j)      Litigation......................................................................................9
         (k)      Court Orders, Decrees, and Laws.................................................................9
         (l)      Broker's or Finder's Fees......................................................................10
         (m)      No Fraudulent Transfer.........................................................................10
         (n)      Access to Information..........................................................................10
         (o)      Disclosure.....................................................................................10

SECTION 5. REPRESENTATIONS AND WARRANTIES OF  PURCHASER..........................................................10
         (a)      Corporate Existence............................................................................11
         (b)      Corporate Power; Authorization; Enforceable Obligations........................................11
         (c)      No Conflict; Consents..........................................................................11

SECTION 6. CONDITIONS TO CLOSING.................................................................................11
         (a)      Conditions to Seller's Obligations.............................................................11
         (b)      Conditions to Purchaser's Obligations..........................................................11

SECTION 7. CLOSING...............................................................................................12
         (a)      Closing........................................................................................12
         (b)      Actions at Closing.............................................................................12
                  (i)      Copies of Consents....................................................................12
                  (ii)     Conveyance Instruments................................................................12
                  (iii)    Assumption Agreements.................................................................12
                  (iv)     Certificates..........................................................................12
                  (v)      Legal Opinions........................................................................12
                  (vi)     Other.................................................................................12
         (c)      Delivery of Purchase Price.....................................................................12

SECTION 8. COVENANTS OF SELLER AND PURCHASER.....................................................................12
         (a)      Allocation of Purchase Price...................................................................12
         (b)      Maintenance of Books and Records...............................................................12
         (c)      Mail, Etc......................................................................................13
         (d)      Covenant Not to Compete........................................................................13
         (e)      Injunctive Relief..............................................................................13
         (f)      Certain Consents...............................................................................13
         (g)      Best Efforts; Further Assurances; Cooperation..................................................13
         (h)      Transition.....................................................................................13
         (i)      No Transfer or Encumbrance.....................................................................13

SECTION 9. INDEMNIFICATION.......................................................................................13
         (a)      Indemnification by Seller......................................................................13
                  (i)      Breach of Representation, Warranty or Obligation......................................14
                  (ii)     Excluded Liabilities..................................................................14
                  (iii)    Failure to Obtain Consents............................................................14
                  (iv)     Violations of Fraudulent Conveyance Laws..............................................14
                  (v)      Title to Assets.......................................................................14
                  (vi)     Incidental Matters....................................................................14
         (b)      Indemnification by Purchaser...................................................................14
         (c)      Notice of Claim................................................................................14
         (d)      Defense........................................................................................14
         (e)      Offset.........................................................................................14
         (f)      Time of Assertion..............................................................................14
         (g)      Arbitration....................................................................................15
         (h)      Indemnification Exclusive Remedy...............................................................15
         (i)      Limitation on Indemnification..................................................................15

SECTION 10. MISCELLANEOUS........................................................................................15
         (a)      Sales, Transfer and Documentary Taxes, etc.....................................................15
         (b)      Expenses.......................................................................................15
         (c)      Entire Agreement; Assignment...................................................................15
         (d)      Waiver.........................................................................................15
         (e)      Notices........................................................................................15
         (f)      Georgia Law to Govern..........................................................................17
         (g)      No Benefit to Others...........................................................................17
         (h)      Headings; Gender; Certain Definitions..........................................................17
         (i)      Schedules and Exhibits.........................................................................17
         (j)      Severability...................................................................................17
         (k)      Counterparts...................................................................................17
         (l)      Assistance of Counsel..........................................................................17

         (m)      Time of the Essence............................................................................17
         (n)      Actions and Proceedings........................................................................17
         (o)      Execution by Facsimile.........................................................................17

                                    Schedules

1(a)            --       Intellectual Property
1(b)            --       Contracts
1(c)            --       Equipment
3(b)            --       Contracts - Revenues
4(d)            --       Required Government Consents
4(e)            --       Required Contract Consents
4(i)(i)         --       Intellectual Property - Ownership
4(i)(ii)        --       Intellectual Property - Procedures for Copyright Protection
4(i)(iii)       --       Intellectual Property - Procedures for Trade Secret Protection
4(i)(iv)        --       Intellectual Property - Ownership of Software
4(i)(v)         --       Intellectual Property - Absence of Claims
4(i)(vii)       --       Intellectual Property - Third Party Components in Software
4(i)(viii)      --       Intellectual Property - Third-Party Interests or Marketing Rights in Software
4(j)            --       Litigation
8(a)            --       Allocation of Purchase Price

                                  Defined Terms

Agreement.......................................................................6
Assets..........................................................................6
Business........................................................................6
Claim..........................................................................14
Claimant.......................................................................14
Closing........................................................................12
Closing Date...................................................................12
Closing Payment.................................................................7
Contracts.......................................................................6
Delayed Payment.................................................................7
Documentation...................................................................8
Equipment.......................................................................6
Governmental Authorities........................................................8
Intellectual Property...........................................................6
Laws............................................................................7
Litigation......................................................................9
Loss...........................................................................13
Losses.........................................................................13
Material Adverse Effect.........................................................7
Obligor........................................................................14
Purchase Price..................................................................7
Purchaser.......................................................................6
Purchaser Documents............................................................11
Purchaser Group................................................................13
Required Contract Consents......................................................8
Required Government Consents....................................................7
Required Notice................................................................14
Seller..........................................................................6
Seller Documents................................................................7
Seller Group...................................................................14
Software........................................................................8
Software Programs...............................................................8

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "AGREEMENT") is made and entered into as of the 15th day of March, 2001, by and between Netzee, Inc., a Georgia corporation (the "PURCHASER") and HomeCom Communications, Inc., a Delaware corporation (the "SELLER").

                                    RECITALS

         The Seller is engaged in the business of developing and marketing Internet banking and targeted-marketing software applications, products and services to financial institutions and their customers (the "BUSINESS").

         The Purchaser desires to purchase, and the Seller desires to sell, all of the assets of Seller associated with the Business, and Seller desires to assign, and Purchaser desires to assume, certain contracts of Seller related to the Business, all upon the terms and conditions and subject to the limited exceptions set forth herein.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements of the parties hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   SECTION 1.

                               SALE AND PURCHASE

         Upon the terms and subject to the conditions of this Agreement, Purchaser shall purchase, accept, and acquire from Seller, and Seller shall sell, transfer, assign, convey, and deliver to Purchaser, at the Closing (as defined in Section 7(a)), all right, title, and interest in and to the following assets of Seller:

         (a) The intellectual property identified in Schedule 1(a) (the "INTELLECTUAL PROPERTY").

         (b)      The contracts identified in Schedule 1(b) (the "CONTRACTS").

         (c) The equipment currently being used to service and maintain the Contracts and operate the Business and, in addition, the equipment identified in
Schedule 1(c) (the "EQUIPMENT", and together with the Intellectual Property and the Contracts, the "ASSETS").

                                   SECTION 2.

                    ASSUMPTION OF CONTRACTS BY THE PURCHASER

         From and after the Closing, Purchaser shall assume and be responsible for only the obligations and liabilities of Seller relating to the Contracts identified in Schedule 1(b); provided, however, that Purchaser does not thereby assume any liability or obligation of Seller relating to acts or omissions of Seller in the performance of such Contracts prior to the Closing Date. Purchaser shall assume no other liability or obligation of Seller. Seller does not assume any liability or obligation of Purchaser relating to acts or omissions of Purchaser in the performance of the Contracts subsequent to the Closing Date.

                                   SECTION 3.

                           PURCHASE PRICE AND PAYMENT

         (a) GENERALLY. The total consideration to be paid to Seller for the sale, transfer and conveyance of the Assets and the covenant not to compete in
Section 8(d) shall consist of (i) $275,000 paid in cash at the Closing by wire transfer of immediately available funds to an account designated in writing by Seller no less than two business days prior to the Closing (the "Closing Payment"); and (ii) the Delayed Payment described in Section 3(b) (the "Delayed Payment", and together with the Closing Payment, the "Purchase Price").

         (b) DELAYED PAYMENT. The Delayed Payment shall be an amount equal to the revenues attributable to the Contracts for the month of January 2001 multiplied by twelve. The revenues attributable to each Contract for the month of January 2001 and for the calendar year 2000 are set forth in Schedule 3(b). The Delayed Payment shall be paid with respect to each Contract as follows:

                  (i) Within five business days after the later to occur of (A) the Closing or (B) the receipt by Purchaser of a written consent to assignment to Purchaser of such Contract, and any other consent necessary with respect to such Contract, in each case reasonably acceptable to Purchaser, Purchaser shall pay Seller 100% of the Delayed Payment for such Contract. If any consent necessary for any Contract is not received by Purchaser on or before December 31, 2001, Purchaser shall have no obligation to make the Delayed Payment for such Contract.

                  (ii) The payments made pursuant to this Section 3(b) shall be made by wire transfer of immediately available funds to the account designated by Seller pursuant to Section 3(a), unless Seller has designated a different account and provided Purchaser with written notice thereof.

                                   SECTION 4.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as follows:

         (a) CORPORATE EXISTENCE. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power and authority to conduct its business and to own and lease all of its properties and assets and is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the Assets or the Business (financial or otherwise) (a "Material Adverse Effect").

         (b) CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Seller has the corporate power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder (this Agreement and such other agreements and instruments collectively the "Seller Documents"). Seller has taken all necessary corporate action, and without limiting the foregoing, no approval of the stockholders of Seller is required under the Delaware General Corporation Law, to authorize the execution and delivery of this Agreement and the other Seller Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and the other Seller Documents will be, the legal, valid, and binding obligations of Seller, enforceable in accordance with their terms, except as such enforcement may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect and by general principles of equity.

         (c) NO CONFLICT. The execution and delivery of this Agreement and the other Seller Documents will not (i) violate any foreign, federal, state, or local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree (collectively, "Laws") applicable to Seller or the Assets or the Business, (ii) violate or conflict with any provision of the certificate of incorporation or bylaws, or (iii) conflict with, result in the breach of, or constitute a default under any mortgage, indenture, license, instrument, trust, contract, agreement, or other commitment or arrangement to which Seller is a party or by which Seller or any of the Assets or the Business are bound.

         (d) REQUIRED GOVERNMENT CONSENTS. Except for (i) the filing or recording of instruments of conveyance, transfer, or assignment required by federal copyright, patent, or trademark laws or the laws of the U.S. and non-U.S. jurisdictions and states in which the Assets are located; and (ii) the further exceptions disclosed in Schedule 4(d) (the foregoing items (i) and (ii) being referred to herein as the "Required Government Consents"), no


Asset Purchase Agreement - Page 7
approval, authorization, certification, consent, permission, license, or permit to or from, or notice, filing, or recording to or with, U.S. or non-U.S., federal, state, or local governmental authorities ("Governmental Authorities") is necessary for the execution and delivery of this Agreement and the other Seller Documents or the consummation by Seller of the transactions contemplated hereby or thereby, or the ownership and use of the Assets or operation of the Business (including by Purchaser, assuming such ownership, use and operation is substantially the same as the ownership, and use and operation by Seller).

         (e) REQUIRED CONTRACT CONSENTS. Except as disclosed in Schedule 4(e) (such scheduled items being referred to herein as the "Required Contract Consents"), no approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any person (other than the Required Government Consents) is necessary for (i) the execution and delivery of this Agreement and the other Seller Documents or the consummation by Seller of the transactions contemplated hereby or thereby; (ii) the transfer and assignment to Purchaser at the Closing of the Assets; or (iii) the ownership and use of the Assets or operation of the Business (including by Purchaser, assuming such ownership, use and operation is substantially the same as the ownership, use and operation by Seller).

         (f) ASSIGNED CONTRACTS. The Contracts are valid, binding, and enforceable in accordance with their terms and are in full force and effect. Subject to obtaining the consent of the other party thereto as specified on
Schedule 3(b), the continuation, validity and effectiveness of all the Contracts under the current terms thereof will in no way be affected, altered or impaired by the consummation of the transactions contemplated by this Agreement. There are no existing defaults by Seller under the Contracts and, to the best knowledge of Seller, no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a default thereunder. Seller has received no notice of, and has no knowledge of, any pending or threatened early termination or cancellation of any Contract. The amounts disclosed in Schedule 3(b) accurately present the revenues attributable to the Contracts for the month of January 2001 and for the calendar year 2000.

         (g) TITLE TO ASSETS. Purchaser at the Closing shall obtain good and marketable title to all of the Assets free and clear of all title defects, liens, restrictions, claims, charges, security interests, or other encumbrances of any nature whatsoever.

         (h) CONDITION OF EQUIPMENT; ADEQUACY OF ASSETS. All of the Equipment is in good operating order, condition, and repair, ordinary wear and tear excepted, and is suitable for use in the Business in the ordinary course, as presently operated. The Assets constitute all of the property and assets necessary to conduct the Business as currently conducted. Purchaser accepts the Equipment "as is" and no warranties explicit or implied are offered by Seller except as specifically set forth in this Agreement.

         (i) INTELLECTUAL PROPERTY. The Intellectual Property includes certain proprietary application software products and systems which Seller develops, markets and licenses to financial institutions and other customers (the "Software Programs"), and in connection therewith Seller has developed certain related technical documentation and user reference manuals (the "Documentation"). The Software Programs and the Documentation are collectively referred to as the "Software".

                  (i) Ownership. Except as set forth in Schedule 4(i)(i), Seller owns all of the Intellectual Property and all other proprietary information included in the Assets. Schedule 4(i)(i) sets forth all domestic and foreign patents, trademarks, service marks, trade names and copyrights included in the Assets and all applications therefor and registrations thereof. Except as disclosed in Schedule 4(i)(i), to the best knowledge of Seller, no person has a prior use of any trademark, service mark, or trade name that is the same as, or confusingly similar to, any of the trademarks, service marks and trade names included in the Assets.

                  (ii) Procedures for Copyright Protection. Schedule 4(i)(ii) sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Software, including screen displays. In no instance has the eligibility of the Software for protection under copyright law been forfeited to the public domain.

                  (iii) Procedures for Trade Secret Protection. Seller has never disclosed source code for any of the Software to a third party other than the persons disclosed in Schedule 4(i)(iii), each of which has executed a nondisclosure agreement in favor of Seller. Seller discloses its source code to employees only on a need-to-know basis in connection with the performance of their duties to Seller. All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Software on behalf of Seller either (A) have been party to a "work-for-hire" arrangement or agreement with Seller, in accordance with applicable Laws, that has accorded Seller full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (B) have executed appropriate instruments of assignment in


Asset Purchase Agreement - Page 8
favor of Seller as assignee that have conveyed to Seller full, effective, and exclusive ownership of all tangible and intangible property thereby arising. The source code and system documentation comprising the Software have at all times been maintained by Seller in confidence, and Seller has not taken (nor has it failed to take) any action which would be reasonably likely to result in such source code and system documentation not being protectable as a trade secret under applicable Laws.

                  (iv) Ownership of Software. Except as disclosed in Schedule 4(i)(iv) and except for independent contractors disclosed in Schedule 4(i)(iii), all persons who have contributed to or participated in the conception and development of the Software on behalf of Seller have been full-time employees of Seller hired to prepare such works within the scope of employment. As a consequence, Seller has all ownership interests in the Software.

                  (v) Absence of Claims. Except as disclosed in Schedule 4(i)(v), no claim has been asserted by any person to any rights in the Software, and to the best knowledge of Seller, no valid basis for any such claim exists. To the best knowledge of Seller, the use of the Software by Seller and its licensees does not infringe on the rights of any person (whether arising under copyright, trade secret, patent, unfair competition or other Laws that protect intellectual property rights). Seller has received no notice of any claim that the use by Seller of the Intellectual Property infringes the rights of any person, and to the best knowledge of Seller, the use by Seller of the Intellectual Property does not infringe the rights of any person. Seller has received no notice of any claim asserted by any person to the effect that any current or former employee of Seller has violated the provisions of any noncompete or nondisclosure agreement with such person, or has disclosed any proprietary information of such person to Seller or any third party.

                  (vi) Adequacy of Technical Documentation. The Software includes the source code, system documentation and schematics for all Software Programs, as well as any programmer comments for documentation and pertinent commentary or explanation that may be reasonably necessary to render such materials understandable and usable by a trained computer programmer. The Software also includes the programs (including compilers), workbenches, tools and higher level language, if any, used for the development, maintenance and implementation of the Software Programs.

                  (vii) Third-Party Components in Software. Seller has obtained the right and license to use, copy, modify and distribute any third-party programming and materials contained in the Software pursuant to the contracts disclosed in Schedule 4(i)(vii), subject to no further license fee, royalty or other payment obligations not disclosed in Schedule 4(i)(vii), other than software maintenance payments customarily associated therewith, which are also set forth in Schedule 4(i)(vii). The Software contains no other programming or materials in which any third party could reasonably claim superior, joint or common ownership, including any right or license. The Software does not contain derivative works of any programming or materials not owned in their entirety by Seller.

                  (viii) Third-Party Interests or Marketing Rights in Software. Other than in the ordinary course of business pursuant to the terms of the agreements listed in Schedule 4(i)(viii), Seller has not granted, transferred or assigned any right or interest in the Software to any person. There are no contracts, agreements, licenses, commitments or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software by any independent salesperson, distributor, sublicensor or other remarketer or sales organization except as set forth on Schedule 4(i)(viii).

         (j) LITIGATION. Except as disclosed in Schedule 4(j), no claim, action, suit, proceeding, inquiry, hearing, arbitration, administrative proceeding, infringement claim, or investigation (collectively, "Litigation") is pending, or, to Seller's best knowledge, threatened against Seller or its subsidiaries or any of its present or former directors, officers, or employees, affecting, involving, or relating to any of the Assets or the Business. Seller knows of no facts or circumstances that could reasonably be expected to serve as the basis for Litigation against Seller (or Purchaser upon acquisition of the Assets) or its present or former directors, officers, or employees, affecting, involving, or relating to the Assets or the Business.

         (k) COURT ORDERS, DECREES, AND LAWS. There is no outstanding or, to Seller's best knowledge, threatened, order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against Seller affecting, involving, or relating to the Assets or the Business. The Business is and has been in compliance in all material respects with all applicable Laws, and Seller has received no notices of any such alleged violation. The foregoing shall be deemed to include Laws relating to the patent, copyright, and trademark laws, state trade secret and unfair competition laws of the U.S. and foreign jurisdictions, and all other applicable Laws, including equal opportunity, wage and hour, and other employment matters, and antitrust and trade regulation laws.


Asset Purchase Agreement - Page 9

         (l) BROKER'S OR FINDER'S FEES. Seller has not authorized any person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement, and no broker or finder is entitled to any payment in respect thereof.

         (m) NO FRAUDULENT TRANSFER. Seller has entered into this Agreement and the other Seller Documents without any intent to hinder, delay or defraud any of its creditors. Seller has received a reasonably equivalent value in exchange for the Assets transferred to Purchaser. Immediately prior to and after the Closing, the value of Seller's assets is and will be greater than the amount of its debts, and Seller is and will be generally able to pay its debts as they become due.

         (n) ACCESS TO INFORMATION. Seller has had access to sufficient information about Purchaser and the Delayed Payment upon which to analyze the transactions contemplated by this Agreement. Seller has been given the opportunity to ask questions and receive answers from the officers of Purchaser concerning the terms and conditions of the transactions contemplated by this Agreement and the business and financial condition of Purchaser. Seller has had the opportunity to obtain any additional information it deems necessary to verify the accuracy and completeness of information provided by Purchaser in connection with this Agreement and the transactions contemplated hereby.

         (o) DISCLOSURE. Seller has completely and accurately responded to the inquiries and diligence requests of Purchaser and its agents, representatives, attorneys and employees in connection with the transactions contemplated by this Agreement. No representation, warranty, or statement made by Seller in this Agreement or in any document or certificate furnished or to be furnished to Purchaser pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein, under the circumstances in which they were made, not materially misleading. Seller has disclosed to Purchaser all facts known or reasonably available to Seller that are material to the Assets or the Business.

                                   SECTION 5.
                  REPRESENTATIONS AND WARRANTIES OF  PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:


Asset Purchase Agreement - Page 10

         (a) CORPORATE EXISTENCE. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

         (b) CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby and thereby (this Agreement and such other agreements and instruments collectively the "Purchaser Documents"). The execution, delivery and performance of this Agreement and the other Purchaser Documents, and the consummation of the transactions contemplated hereby and thereby, by Purchaser have been duly authorized by all necessary corporate action of Purchaser. This Agreement is, and the other Purchaser Documents will be, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their terms except as such enforcement may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect affecting creditors' rights generally, and by general principles of equity.

         (c) NO CONFLICT; CONSENTS. The execution, delivery and performance of this Agreement and the other Purchaser Documents, and the consummation of the transactions contemplated hereby and thereby, by Purchaser do not and will not violate any Laws to which Purchaser is subject, and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (i) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser, or (ii) the articles of incorporation, bylaws, or other governing or organizational instrument of Purchaser.

                                   SECTION 6.
                             CONDITIONS TO CLOSING

         (a) CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller to be performed hereunder shall be subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following conditions:

                  (i) Purchaser's representations and warranties contained in this Agreement shall be true and correct in all respects on and as of the date of this Agreement.

                  (ii) Purchaser shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

                  (iii) No Litigation shall be threatened or pending against Seller before any court or governmental agency that, in the reasonable opinion of counsel for Seller, could result in the restraint or prohibition of Seller in connection with this Agreement or the consummation of the transactions contemplated hereby.

                  (iv) Purchaser shall have delivered to Seller a certificate signed by a duly authorized officer of Purchaser certifying that the conditions set forth in Sections 6(a)(i) and (ii) have been satisfied.

                  (v) Purchaser shall have delivered to Seller an opinion of counsel to Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller.


         (b) CONDITIONS TO PURCHASER'S OBLIGATIONS. Each of the obligations of Purchaser to be performed hereunder shall be subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing Date of each of the following conditions:

                  (i) Seller's representations and warranties contained in this Agreement shall be true and correct in all respects on and as of the date of this Agreement.

                  (ii) Seller shall have performed and complied with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

                  (iii) All Required Government Consents and Required Contract Consents shall have been obtained.

                  (iv) No Litigation shall be threatened or pending against Purchaser before any court or governmental agency that, in the reasonable opinion of counsel for Purchaser, could result in the restraint or prohibition of Purchaser in connection with this Agreement or the consummation of the transactions contemplated hereby.

                  (v) Seller shall have provided to Purchaser payoff letters for all liens, encumbrances and liabilities with respect to the Assets and shall have paid all amounts required to be paid by Seller with respect thereto or otherwise obtained the release of all such liens, encumbrances and liabilities.

                  (vi) Seller shall have delivered to Purchaser a certificate signed by a duly authorized officer of Seller certifying that the conditions set forth in Sections 6(b)(i), (ii) and (iii) have been satisfied.


Asset Purchase Agreement - Page 11

                  (vii) Seller shall have delivered to Purchaser an opinion of counsel to Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, which shall opine, among other things, that no approval of the stockholders of Seller is required to sell the Assets to Purchaser.

                  (viii) Purchaser shall have entered into a consulting agreement with Luke Balding for a term of 90 days from the Closing Date for a minimum of 20 hours per week, upon such other terms and conditions as are mutually agreed to by Purchaser and Mr. Balding.

                                   SECTION 7.

                                    CLOSING

         (a) CLOSING. The closing of the purchase and sale of the Assets (the "Closing") shall take place at the offices of Sutherland Asbill & Brennan LLP, 999 Peachtree Street, N.E., Atlanta, Georgia commencing at 2:00 p.m. on March 15, 2001 (the "Closing Date"). Subject to consummation of the Closing on the Closing Date, the sale, assignment, transfer and conveyance to Purchaser of the Assets will be effective as of 12:01 a.m. Eastern Standard Time on the Closing Date.

         (b) ACTIONS AT CLOSING. At Closing, Purchaser and Seller shall take the following actions, in addition to such other actions as may otherwise be required under this Agreement:

                  (i) Copies of Consents. Seller shall deliver to Purchaser copies of all Required Contract Consents and all Required Government Consents which have been obtained.

                  (ii) Conveyance Instruments. Seller shall deliver to Purchaser such bills of sale, assignments, and other instruments of conveyance and transfer as Purchaser may reasonably request to effect the transfer and assignment of the Assets to Purchaser.

                  (iii) Assumption Agreements. Purchaser shall deliver to Seller one or more assumption agreements in form reasonably acceptable to Seller, pursuant to which Purchaser assumes and agrees to pay and perform the Contracts.

                  (iv) Certificates. The parties shall deliver to each other the certificates to each other required under Section 6.

                  (v) Legal Opinions. Each party shall cause its respective counsel to deliver to the other party the legal opinion required under Section 6.

                  (vi) Other. Each party shall deliver such other agreements and instruments as the other party may reasonably request.

         (c) DELIVERY OF PURCHASE PRICE. Purchaser shall deliver the payments required under Section 3.

                                   SECTION 8.

                       COVENANTS OF SELLER AND PURCHASER

         (a) ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated as disclosed in Schedule 8(a), and all tax returns and reports filed by Seller and Purchaser with respect to the transactions contemplated by this Agreement shall be consistent with that allocation.

         (b) MAINTENANCE OF BOOKS AND RECORDS. Each of Seller and Purchaser shall preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the Assets or the Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party, and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the Assets or the Business prior to the Closing Date, and the other party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (A) as required by any applicable Laws, (B) with the prior written consent of the party who owns such information, which consent shall not be unreasonably withheld, delayed or conditioned or (C) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such books and records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy such books and records, specifying with particularity the contents of the books and records to be destroyed. Such books and records may then be destroyed after the 30th


Asset Purchase Agreement - Page 12
day after such notice is given unless the other party objects to the destruction, in which case the party seeking to destroy the books and records shall deliver such books and records to the objecting party.

         (c) MAIL, ETC. Mail and payments relating to the Assets received by Seller after the Closing Date will be forwarded to Purchaser. From and after the Closing Date, Seller will promptly refer all inquiries relating to the Assets to Purchaser.

         (d) COVENANT NOT TO COMPETE. For a period of eighteen months after the Closing Date, neither Seller nor any of its subsidiaries will, anywhere in the United States, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise as more than a five percent owner in such business, that competes with the Business.


         (e)  INJUNCTIVE RELIEF. The covenants and agreements contained in
Section 8(d) are made and given in connection with the sale of Seller's goodwill, and to protect and preserve for Purchaser the benefit of its purchase of the Assets. The remedy at law for any breach of the covenants and agreements contained in Section 8(d) will be inadequate, and Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of Section 8(d) should ever be deemed to exceed the limitation provided by applicable Laws, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

         (f) CERTAIN CONSENTS. To the extent that Seller's rights under any Contract, permit, or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained prior to the Closing Date, and which is material to the ownership, use or disposition of an Asset or the operation of the Business, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its commercially reasonable good faith efforts to obtain any such required consents as promptly as possible. If any necessary consent shall not be obtained or if any attempted assignment thereof would be ineffective or would impair Purchaser's rights under the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by applicable Laws and the specific Asset, shall act after the Closing as Purchaser's agent in order to obtain for Purchaser the benefits thereunder.

         (g) BEST EFFORTS; FURTHER ASSURANCES; COOPERATION. Subject to the other provisions in this Agreement, the parties hereto shall in good faith perform their obligations under this Agreement before, at and after the Closing, and shall each use their reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain all authorizations and consents and satisfy all conditions to the obligations of the parties under this Agreement, and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms hereof. The parties shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement. Upon the execution of this Agreement and thereafter, each party shall take such actions and execute and deliver such documents as may be reasonably requested by the other party hereto in order to consummate more effectively the transactions contemplated by this Agreement

         (h) TRANSITION. Purchaser shall have a reasonable period of time after the Closing in which to remove the Assets from Seller's premises and to install the Assets at Purchaser's premises. Seller will provide such assistance in this process as Purchaser may reasonably request, including but not limited to providing access to Seller's premises at such reasonable times as Purchaser may request.

         (i) NO TRANSFER OR ENCUMBRANCE. Seller will not assign, transfer or encumber its rights to the Delayed Payment without the prior written consent of Purchaser.

                                   SECTION 9.

                                INDEMNIFICATION

         (a) INDEMNIFICATION BY SELLER. Seller shall indemnify, defend, and hold harmless Purchaser and its subsidiaries, successors, permitted assigns, directors, officers, employees and agents (collectively, the "Purchaser Group") at, and at any time after, the Closing, from and against any and all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties (collectively, a "Loss" or "Losses"), asserted against, resulting to, imposed upon, or incurred by


Asset Purchase Agreement - Page 13

Purchaser Group, directly or indirectly, by reason of, resulting from, incident to or arising in connection with any of the following:

                  (i) Breach of Representation, Warranty or Obligation. Any breach of any representation, warranty, covenant or agreement of Seller contained in or made pursuant to this Agreement or any other Seller Document;

                  (ii) Excluded Liabilities. Any liabilities or obligations of any kind or nature whatsoever, whether accrued, absolute, contingent, or otherwise, known or unknown, arising out of or in connection with the ownership or use of the Assets, the operation of the Business or Seller's business or the performance of the Contracts prior to the Closing Date;

                  (iii) Failure to Obtain Consents. Any failure to obtain the Required Government Consents or the Required Contract Consents prior to Closing;

                  (iv) Violations of Fraudulent Conveyance Laws. Any failure to comply with any fraudulent conveyance or similar laws relating to notices to creditors;

                  (v) Title to Assets. Any failure to deliver good, indefeasible or marketable title to any of the Assets, free and clear of all liens and encumbrances; and

                  (vi) Incidental Matters. Any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses incident to any of the foregoing or to the enforcement of this Section 9(a).

         (b) INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify, defend, and hold harmless Seller and its subsidiaries, successors, permitted assigns, directors, officers, employees and agents (collectively, the "Seller Group") at, and at any time after, the Closing, from and against any and all Losses asserted against, resulting to, imposed upon, or incurred by Seller Group, to the extent arising from any breach of any representation, warranty, covenant or agreement of Purchaser contained in or made pursuant to this Agreement or any other Purchaser Document.

         (c) NOTICE OF CLAIM. The party entitled to indemnification hereunder (the "Claimant") shall promptly deliver to the party liable for such indemnification hereunder (the "Obligor") notice in writing (the "Required Notice") of any claim for recovery under Section 9(a) or Section 9(b), specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom (the "Claim"). The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation reasonably requested by the Obligor to support and verify the claim asserted, provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges of importance in any foreseeable litigation.

         (d) DEFENSE. If the facts pertaining to the Loss arise out of the claim of any third party (other than a member of Purchaser Group or Seller Group, whichever is entitled to indemnification for such matter) and indemnification is available by virtue of the circumstances of the Loss, the Obligor shall assume the defense or the prosecution thereof, including the employment of counsel or accountants, at its cost and expense. If representation of both the Obligor and the Claimant by such counsel would be inappropriate due to actual or potential differing interests between the Obligor and the Claimant in such proceeding (such as the availability of defenses to the Claimant), the Claimant (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the Obligor. The consent of the Claimant shall be required for any settlement of such matter, which consent shall not be unreasonably withheld, delayed or conditioned, except that the Claimant need not consent to any settlement that the Obligor pays in full. The Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld, delayed or conditioned. Both parties hereto shall cooperate in the defense or prosecution of any third party claim and shall furnish such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested in connection therewith.

         (e) OFFSET. Where Seller is obligated to indemnify Purchaser or any other member of Purchaser Group under Section 9(a), such Loss may, in Purchaser's sole discretion, be offset against any amounts owed to Seller by Purchaser pursuant to this Agreement, including the Delayed Payment.

         (f) TIME OF ASSERTION. Notwithstanding anything in this Section 9 to the contrary, no indemnification for breaches of representations and warranties shall be payable by either party with respect to matters as to which it has not received notice from the Claimant prior to April 30, 2002, except that there shall be no limitation on the


Asset Purchase Agreement - Page 14
time during which indemnification may be sought or obtained for a breach of any representation or warranty contained in Section 4(b), (e), (f), (g), (i) or (m), or for any instance of fraud.

         (g) ARBITRATION. In the event of a dispute in which the parties involved cannot reach agreement as to the claim in question or their liability under this Section 9, then the disputed amount of the claim of indemnification or their liability hereunder shall be submitted to and settled by arbitration in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. Such arbitration shall be held in the Atlanta, Georgia area before a panel of three (3) arbitrators, one selected by each of the parties and the third selected by mutual agreement of the first two, and all of whom shall be independent and impartial under the rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted under this Agreement and judgment thereon may be entered in any court of competent jurisdiction.

         (h) INDEMNIFICATION EXCLUSIVE REMEDY. In the absence of fraud, and except for non-monetary equitable relief, if the Closing occurs, indemnification pursuant to the provisions of this Section 9 shall be the sole and exclusive remedy of the parties for any breach of any representation or warranty contained in this Agreement.

         (i) LIMITATION ON INDEMNIFICATION. Neither party will be liable under this Section 9 for Losses resulting from the breach of any representation or warranty of such party contained in this Agreement or in any other agreement or instrument executed and delivered by such party in connection with this Agreement, until the aggregate amount of all such Losses exceeds $20,000 and, in that event, the damaged party shall be entitled to recovery of all such Losses.

                                  SECTION 10.

                                 MISCELLANEOUS

         (a) SALES, TRANSFER AND DOCUMENTARY TAXES, ETC. All sales and use taxes relating to the sale and transfer of the Assets pursuant to this Agreement shall be paid by Seller. Seller also shall pay all other federal, state and local documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets in accordance herewith whether imposed by applicable Laws on Seller or Purchaser, and Seller shall indemnify, reimburse and hold harmless Purchaser in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

         (b) EXPENSES. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

         (c) ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, which includes the Schedules and the other documents, agreements, certificates and instruments executed and delivered pursuant to or in connection with this Agreement, sets forth the entire understanding and agreement of the parties hereto with respect to the transactions contemplated hereby. Any and all prior or contemporaneous negotiations, agreements, representations, warranties and understandings between the parties regarding the subject matter hereof, whether written or oral, are superseded in their entirety by this Agreement and shall not create any liability on the part of either party hereto in favor of the other party, except as otherwise expressly set forth in this Agreement. This Agreement shall not be assigned, amended or modified except by written instrument duly executed by each of the parties hereto; provided, however, that Purchaser may assign its rights and obligations under this Agreement to a wholly owned subsidiary or to a purchaser of all or substantially all of Purchaser's assets, whether by sale of assets, sale of stock, merger or otherwise.

         (d) WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         (e) NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by facsimile, air courier, telegram or by registered or certified mail, postage prepaid, as follows:


Asset Purchase Agreement - Page 15

         If to Purchaser:

                  Netzee, Inc.
                  6190 Powers Ferry Road
                  Suite 400
                  Atlanta, GA 30339
                  (770) 850-4000
                  (770) 200-7150 (facsimile)
                  Attn: Richard S. Eiswirth, Senior Executive Vice President and
                        Chief Financial Officer

                  With a copy, which shall not constitute notice, to:

                  Mark D. Kaufman
                  Sutherland Asbill & Brennan LLP
                  2300 First Union Plaza
                  999 Peachtree Street, N.E.
                  Atlanta, GA  30309-3996
                  (404) 853-8000
                  (404) 853-8806 (facsimile)

         If to Seller:

                  HomeCom Communications, Inc.
                  3535 Piedmont Road, Suite 100
                  Atlanta, GA 30305
                  Attn:  President
                  (404) 237-4646
                  (404) 233-1977 (facsimile)

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, transmitted by facsimile, telegraphed or mailed, as the case may be.


Asset Purchase Agreement - Page 16

         (f) GEORGIA LAW TO GOVERN. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Georgia, without regard to its conflict of law principles.

         (g) NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns, and nothing contained in this Agreement or the other Purchase Agreements shall be construed as conferring any rights on any other persons.

         (h) HEADINGS; GENDER; CERTAIN DEFINITIONS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity. The "knowledge" of a person shall include the current actual awareness of such person, such person's officers charged with the responsibility for the matters qualified by the use of the term "knowledge" and such matters as would be revealed by a review of such person's records.

         (i) SCHEDULES. All Schedules referred to herein are incorporated herein by reference and are intended to be and hereby are specifically made a part of this Agreement.

         (j) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not invalidate or render unenforceable any other provision of this Agreement.

         (k) COUNTERPARTS. This Agreement may be executed in any number of counterparts and either party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         (l) ASSISTANCE OF COUNSEL. Each party hereto has had the assistance of counsel in negotiating and preparing the terms of this Agreement; therefore, this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

         (m) TIME OF THE ESSENCE. Time is of the essence of this Agreement.

         (n) ACTIONS AND PROCEEDINGS. Each party to this Agreement consents to the exclusive jurisdiction and venue of the courts of any county in the State of Georgia and the United States District Court for any District of Georgia in any action or judicial proceeding seeking an injunction or other equitable relief or to enforce an arbitration award. Each party consents and submits to the non-exclusive personal jurisdiction of any court in the State of Georgia in respect of any such proceeding. Each party consents to service of process upon it with respect to any such proceeding by registered mail, return receipt requested, and by any other means permitted by applicable Laws. Each party waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in the State of Georgia and any claim that it may now or hereafter have that any such proceeding in any court in the State of Georgia has been brought in an inconvenient forum. Each party waives trial by jury in any such proceeding.

         (o) EXECUTION BY FACSIMILE. Either party may deliver an executed copy of this Agreement and any documents contemplated hereby by facsimile transmission to the other party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.


                        [Signatures follow on next page]


Asset Purchase Agreement - Page 17

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above:

                               PURCHASER:

                               NETZEE, INC.



                               By:   /s/ Richard S. Eiswirth
                                  ------------------------------------------
                                  Name:  Richard S. Eiswirth
                                  Title: Senior Executive Vice President and
                                         Chief Financial Officer

                               SELLER:

                               HOMECOM COMMUNICATIONS, INC.

                               By:  /s/ Harvey Sax
                                  -------------------------------------------
                                  Name:  Harvey Sax
                                  -------------------------------------------
                                  Title: President and CEO
                                  -------------------------------------------


Asset Purchase Agreement - Page 18